Exhibit 10.2

ADVISORY AGREEMENT

dated as of July 23, 2019

between

Hertz Group Realty Trust, Inc.,

Hertz Group Realty Operating Partnership, LP

and

Hertz Group REIT Advisor LLC

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ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”) is made as of July 23, 2019 by and between Hertz Group Realty Trust, Inc., a Maryland corporation (the “Company”), Hertz Group Realty Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and Hertz Group REIT Advisor LLC, a Delaware limited liability company (together with its permitted assignees, the “Advisor”).

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities of, or available to, the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of the Company, as provided in this Agreement; and

WHEREAS, the Advisor is willing to render such services on the terms and conditions hereinafter set forth.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL AGREEMENTS HEREIN SET FORTH, THE PARTIES HERETO AGREE AS FOLLOWS:

SECTION 1. DEFINITIONS.

The following terms have the meanings assigned to them:

“AAA” has the meaning set forth in Section 21 of this Agreement.

“Acquisition Fee” has the meaning set forth in Section 8(b) of this Agreement.

“Acquisition Expenses” means any and all expenses, excluding Acquisition Fees, incurred by the Company, the Operating Partnership, the Advisor, or any of their Affiliates in connection with the selection, evaluation, acquisition, origination or development of any Investments, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums, and the costs of performing due diligence.

“Advisor” means Hertz Group REIT Advisor LLC, a Delaware limited liability company.

“Advisory Fee” has the meaning set forth in Section 8(a) of this Agreement.

“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any executive officer, general partner or managing member of such Person, (iii) any member of the board of directors (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer, general partner or managing member. For purposes of this Agreement, the Company shall not be considered an Affiliate of the Advisor.

“Agreement” means this Advisory Agreement, as amended from time to time.

“Appellate Rules” has the meaning set forth in Section 21 of this Agreement.

“Award” has the meaning set forth in Section 21 of this Agreement.

“Board of Directors” means the board of directors of the Company.

“Change in Control of the Advisor” means the occurrence of a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than any Affiliate of the Advisor) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Advisor possessing more than fifty percent (50%) of the total combined voting power of the Advisors’ securities outstanding immediately after such acquisition.

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“Change in Control of the Company” shall mean the occurrence of any of the following events:

(i)	a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than any Affiliate of the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)	(ii) during any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in the preceding clause (i) or the succeeding clause (iii) of this definition) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)	the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination, (B) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (C) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(1)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and following which the Successor Entity continues to own all or substantially all the assets that the Company owned immediately before the transaction and succeeds to its business, and

(2)	after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (iii)(2) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)	approval by the Company’s shareholders of a liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company now or hereafter authorized as common voting stock of the Company.

“Company” means Hertz Group Realty Trust, Inc., a Maryland corporation.

“Company Account” has the meaning set forth in Section 5 of this Agreement.

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“Disputes” has the meaning set forth in Section 21 of this Agreement.

“Dividends” mean any distributions of money or other property by the Company to holders of Shares.

“Distributions” mean any distributions of money or other property by the Operating Partnership to holders of partnership interests in the Operating Partnership.

“Effective Date” means the date on which the Formation Transactions are completed.

“Effective Termination Date” means the earliest to occur of (i) the date designated by the Company pursuant to Section 12(b)(i) on which the Advisor shall cease to provide services under this Agreement and (ii) the effective date of termination of this Agreement pursuant to Section 12(b)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Formation Transactions” means a series of related transactions pursuant to which the Operating Partnership will issue OP Units to certain Persons in connection with a series of transactions that will result in the Operating Partnership owning, directly or indirectly, 42 commercial office properties in various cities across the United States.

“Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, or, in each case, comparable governing documents.

“Indemnified Party” has the meaning set forth in Section 10 of this Agreement.

“Independent Directors” means the members of the Board of Directors who are not officers or employees of the Company or the Advisor, and who are otherwise “independent” in accordance with the Governing Instruments of the Company and the rules of the TASE or such other securities exchange on which the Common Stock is listed.

“Investments” means any investments by the Company or the Operating Partnership in Real Estate Assets, Real Estate-Related Assets or other investments in which the Company or the Operating Partnership may acquire an interest, either directly or indirectly, including through an ownership interest in a Joint Venture, pursuant to its Articles of Incorporation, Bylaws and the investment objectives and policies adopted by the Board of Directors from time to time, other than short-term investments acquired for treasury management purposes.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the Company.

“Joint Venture” means the joint venture, limited liability company, partnership or other entity pursuant to which the Company is a co-venturer or partner with respect to the ownership of any Investments.

“Listing” means the listing of Shares on a national securities exchange or the TASE. Upon such Listing, the Shares shall be deemed “Listed.”

“Loan Fee” has the meaning set forth in Section 8(c) of this Agreement.

“Loans” means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, credit facilities, letters of credit or similar instruments, including mortgages, mezzanine loans and preferred equity.

“Losses” has the meaning set forth in Section 10 of this Agreement.

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LTIP Units” means the a partnership unit in the Operating Partnership designated as such having the rights, powers, privileges, restrictions, qualifications and limitations set forth in the agreement of limited partnership of the Operating Partnership or in any applicable plans or LTIP Unit agreement. LTIP Units can be issued in one or more classes, or one or more series of any such classes bearing such relationship to one another as to allocations, distributions and other rights as the Company, in its capacity as general partner of the Operating Partnership, may determine in its sole and absolute discretion subject to Delaware law and the agreement of limited partnership of the Operating Partnership.

“OP Units” means common units of limited partnership interest in the Operating Partnership.

“Operating Partnership” means Hertz Group Realty Operating Partnership, LP, a Delaware limited partnership, of which the Company is the sole general partner.

“Organization and Offering Expenses” means any and all costs and expenses incurred by or on behalf of the Company in connection with the formation of the Company, the qualification and registration of a Public Offering or a Private Placement, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, amending and supplementing registration statements and prospectuses, mailing and distributing costs, all advertising and marketing expenses, information technology costs, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state or laws or laws of a foreign jurisdiction, including taxes and fees and accountants’ and attorneys’ fees.

“Original Term” has the meaning set forth in Section 12(a) of this Agreement.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Prohibited Person” means a Person that is, or  is owned in whole or in part directly or indirectly by, any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the USA Patriot Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq., the Trading with the Enemy Act, 50 U.S.C App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, including those related to Specially Designated Nationals and Specially Designated Global Terrorists.

“Public Offering” means a public offering of Shares pursuant to a prospectus, registration statement and/or other offering documents.

“Preferred Stock” means capital stock of the Company now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up or dissolution, that are superior or prior to the Common Stock.

“Private Placement” means an unregistered sale of Shares pursuant to an applicable exemption from the registration requirements of a securities act and state securities laws or those of a foreign jurisdiction.

“Qualified Replacement Advisor” means a Person that: (A) is a reputable, nationally or regionally recognized Person or management company in the United States, having at the relevant time, at least 10 years’ experience in the operation and management of properties that are similar to Real Property owned by the Company or its Subsidiaries (including the Operating Partnership) as to quality, location and type, consisting of not less than 10.0 million leasable square feet, (B) is not, and within the prior 10 years has not been, the subject of a voluntary or involuntary bankruptcy or similar insolvency proceeding, (C) is a Person who is a citizen of the United States or an entity organized and existing under the laws of the United States (or any states thereof), (D) has no material outstanding judgments against such Person, (E) has not been convicted of, or plead guilty or no contest to a felony, or named as a defendant in any proceeding involving or alleging breach of fiduciary duty, theft, embezzlement, fraud, gross negligence or willful misconduct, (F) has not been subject to any judgment based upon a default of any obligation to a national bank or other regulated financial institution, (G) has no conflicts of interest with the Company, as determined by a majority of the Board of Directors, and (H) is not a “blocked person” or “terrorist” on an OFAC search, or a Prohibited Person.

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“Real Estate-Related Assets” means any investments by the Company or the Operating Partnership in, or origination of, mortgage loans and other types of real estate-related debt financing, including, without limitation, mezzanine loans, bridge loans, convertible mortgages, construction mortgage loans, loans on leasehold interests and participations in such loans, as well as real estate debt securities and equity securities of other real estate companies and REITs.

“Real Property” means real property owned from time to time by the Company or the Operating Partnership, either directly or through joint venture arrangements or other partnerships, which consists of (i) land only, (ii) land, including the buildings located thereon, (iii) buildings only or (iv) such investments the Board of Directors and the Advisor mutually designate as Real Property to the extent such investments could be classified as Real Property.

“REIT” means a real estate investment trust under the Code.

“Renewal Term” has the meaning set forth in Section 12(a) of this Agreement.

“Rules” has the meaning set forth in Section 21 of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Shares” mean the shares of the Company’s Common Stock and/or Preferred Stock.

“Subsidiary” means any subsidiary of the Company and any partnership, the general partner of which is the Company or any subsidiary of the Company and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

“TASE” means the Tel Aviv Stock Exchange.

“Termination Fee” has the meaning set forth in Section 13 of this Agreement.

“Total Asset Value” means the carrying value of total assets of the Company and the Operating Partnership (on a consolidated basis) presented on a fair value basis in accordance with International Financial Reporting Standards and based on the Company’s most recent quarterly financial statements.

SECTION 2. APPOINTMENT AND DUTIES OF THE ADVISOR.

(a)         The Company hereby appoints the Advisor to manage the assets of the Company, subject to the further terms and conditions set forth in this Agreement, and the Advisor hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Advisor shall be exclusive to the Advisor, except to the extent that the Advisor elects, pursuant to the terms and conditions of this Agreement, to cause the duties of the Advisor hereunder to be provided by third parties.

(b)         The Advisor, in its capacity as Advisor of the assets and the day-to-day operations of the Company (and all subsidiaries and joint ventures of the Company), at all times will be subject to the supervision, direction and management of the Board of Directors and will have only such functions and authority as the Company may delegate to it. The Company hereby reserves to a majority of the Independent Directors the following powers:

(i)         the authority to determine or change the strategic direction of the Company at any time and in the sole discretion of the Board of Directors;

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(ii)        the approval or disapproval of prospective Investments with a value exceeding 30% of the Company’s and the Operating Partnership’s total equity (on a consolidated basis), it being understood that the Board of Directors retains the right to modify such threshold in its sole and absolute discretion; (iii) the approval or disapproval of prospective dispositions of Investments exceeding 30% of the Company’s and the Operating Partnership’s total equity (on a consolidated basis), it being understood that the Board of Directors retains the right to modify such threshold in its sole and absolute discretion;

(iv)      the approval of the terms of loan documents for the Company’s financings if such financings exceed 20% of the Company’s and the Operating Partnership’s total debt (on a consolidated basis), it being understood that the Board of Directors retains the right to modify such threshold in its sole and absolute discretion;

(v)       the approval of the Company’s annual budget, which shall address in reasonable detail, among other matters, financing plans and capital planning, it being understood that the Advisor will submit such budget in advance to the Board of Directors for review and approval, and will provide quarterly updates of performance against the annual budget to the Board of Directors;

(vi)      the approval of the retention of the Company’s registered and/or independent public accountants;

(vii)     the approval of any material transaction between the Company and the Advisor and its Affiliates, other than transactions pursuant to this Agreement;

(viii)    the issuance of equity or debt securities by the Company;

(ix)       the grant of equity incentive awards by the Company;

(x)        the entry into joint ventures by the Company or its Subsidiaries;

(xi)       the approval of entry into any transaction that would constitute a Change in Control of the Company; and

(xii)      such other matters as may be determined by the Board of Directors from time to time.

(c)         The Company, subject to Section 2(b), hereby delegates the following functions and authority to the Advisor, which will be responsible for managing the assets and the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including, without limitation:

(i)        sourcing, investigating and evaluating prospective Investments and dispositions of Investments, and making recommendations with respect thereto to the Board of Directors, where applicable;

(ii)       conducting negotiations with brokers, sellers and purchasers, and their respective agents and representatives, investment bankers and owners of privately and publicly held real estate or related assets, regarding the purchase, sale, exchange or other disposition of any Investments;

(iii)       managing and monitoring the operating performance of Investments and providing periodic reports to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(iv)      assisting the Company in developing criteria that are specifically tailored to the Company’s investment objectives and making available to the Company the Advisor’s knowledge and experience with respect to its target assets;

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(v)         engaging and supervising independent contractors that provide services relating to the Investments, including, but not limited to, investment banking, legal or regulatory advisory, tax advisory, accounting advisory, securities brokerage, property management/operations, property condition, real estate and leasing advisory and brokerage, and other financial and consulting services reasonably necessary for Advisor to perform its duties hereunder, it being understood that (A) the Advisor shall have the right to cause any such services to be rendered by its employees or Affiliates (which, for the avoidance of doubt, includes any employees, consultants or agents of any Affiliate of the Advisor) and (B) the Board of Directors and its Audit Committee shall retain authority to determine the Company’s registered and/or independent public accountant and that the Independent Directors and any committee of the Board of Directors shall retain the authority to hire its or their own attorneys or other advisors;

(vi)        subject to any required approval of the Board of Directors, negotiating, on behalf of the Company, the terms of loan documents for the Company’s financings;

(vii)       establishing policies and management protocols for any Investments, including Real Property affected by a loan or security interest, with respect to (1) the application and maintenance of funds in any reserve established under any loan documents, (2) leasing activities, including terms and conditions of tenant leases, tenant inducements and engagement of leasing consultants and brokers, (3) deferred maintenance and capital improvement or replacement needs, (4) repairs and replacements, (5) compliance with regulatory requirements and zoning codes, (6) supervision of tenant improvements and other on-site construction activities, (7) enforcing, monitoring and managing compliance with loan documents to which the Company is a party on behalf of the Company, including any requirements in any such documents requiring Advisor to possess the power to direct management and policies of any borrower/owner of Investments affected by such loan documents, and (8) any other activities customarily incidental to the operation, maintenance and ownership of such Investments and Real Property;

(viii)      coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(ix)         coordinating and supervising all property advisors, tenant operators, leasing agents and developers for the administration, leasing, management and/or development of any of the Investments;

(x)          counseling the Company in connection with certain policy decisions to be made by the Board of Directors;

(xi)         evaluating and recommending to the Board of Directors modifications to any hedging strategies in effect on the date hereof and engaging in hedging activities;

(xii)        investing and re-investing any moneys and securities of the Company (including investing in short-term Investments pending investment in Investments, payment of fees, costs and expenses, or payments of dividends or distributions to shareholders and partners of the Company) and advising the Company as to its capital structure and capital raising;

(xiii)       using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be within any expense guidelines set by the Board of Directors from time to time;

(xiv)       performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors and Advisor shall agree from time to time;

(xv)       using commercially reasonable efforts to cause the Company to comply with all applicable laws and regulations in all material respects, subject to the Company providing appropriate, necessary and timely funding of capital;

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(xvi)      nominating the Class IV directors of the Company in accordance with the provisions in the Governing Instruments of the Company; and

(xvii)     performing any other services reasonably requested by the Company.

The Board of Directors has dispositive power in the event of any conflict between the Board of Directors and the Advisor with respect to the functions and authority delegated to the Advisor above.

Without limiting the foregoing, the Advisor will perform portfolio management services on behalf of the Company with respect to the Investments. Such services will include, but not be limited to, consulting with the Company on the purchase and sale of, and other investment opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Advisor will perform monitoring services on behalf of the Company with respect to any services provided by third parties, which the Advisor determines are material to the performance of the business.

(d)       Subject to Section 2(b) above, the Advisor may enter into agreements with other parties in connection with its duties hereunder.

(e)       As frequently as the Advisor may deem necessary or advisable, or at the direction of the Board of Directors, the Advisor shall, at the sole cost and expense of the Company, prepare, or cause to be prepared, with respect to any Investment (i) an appraisal prepared by an independent real estate appraiser; (ii) reports and information on the Company’s operations and asset performance; and (iii) other information reasonably requested by the Company.

(f)       The Advisor shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company required by the Board of Directors in order for the Company to comply with its Governing Instruments or any other materials required to be filed with any governmental body or agency, as well as all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(g)       The Advisor shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with any policies approved by the Board of Directors.

(h)       In performing its duties under this Section 2, the Advisor shall be entitled to rely reasonably on qualified experts hired by the Advisor.

SECTION 3. DEVOTION OF TIME; ADDITIONAL ACTIVITIES.

(a)       The Advisor will provide appropriate personnel to render the services hereunder, which personnel shall devote such of their time to performing such services as is reasonably necessary and appropriate.

(b)        (i)           The Advisor, its owners and their respective Affiliates shall not, without the prior approval of the Independent Directors, (A) create or manage another entity (1) that is publicly traded on an exchange or (2) that is not publicly traded on an exchange, but which entity’s securities are registered under applicable law, and in the case of each of (1) and (2), which entity’s principal investment strategy focuses on the ownership of Class A office properties or where 50% or more of such entity’s assets are comprised of commercial Class A office properties, (B) with the exception of properties owned by the Advisor, its owners and their respective Affiliates and not included in the IPO, invest in, purchase or finance the purchase of any assets directly or through any entity in which they have a management role that constitute Class A office properties and meet the investment criteria of the Company unless such assets have first been offered to the Company (on no less favorable terms) and the Company has declined to purchase such assets; provided that such restriction will not apply to properties acquired by the Advisor, its owners and their respective Affiliates in tax-deferred exchange transactions for properties already owned by such Persons, or (C) solicit tenants and employees away from the Company or its facilities, or otherwise interfere with relationships that the Company has with its tenants.

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Notwithstanding the foregoing, the Advisor, its owners and their respective Affiliates shall not be prohibited from creating or managing another entity that will be, or is, a subsidiary of the Company or the Operating Partnership including entities whose shares or securities will be, or are, publicly listed on an exchange, including but not limited to Hertz Properties Group, Limited.

(ii)       The Company shall not purchase any properties from the Advisor or any of its owners or Affiliates without first obtaining the approval of the Conflicts Committee of the Board of Directors. The Advisor shall act in good faith to endeavor to identify to the Independent Directors any conflicts that may arise among the Company, the Advisor and/or any other person or entity on whose behalf the Advisor may be engaged.

(iii)       The non-competition and non-solicitation provisions of this Section 3(b) will remain in effect during the term of the Agreement; provided, however, that in the case of a termination of this Agreement by the Company under Section 12(b)(i), such provisions will remain in effect for an additional 12 months following the termination date.

(c)          Advisors, members, officers, employees and agents of the Advisor or Affiliates of the Advisor may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by the Governing Instruments of the Company or any such Subsidiary, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Governing Instruments of the Company. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles for the Company.

SECTION 4. AGENCY.

The Advisor shall act as agent of the Company in making, acquiring, financing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, and supervising the performance of professionals engaged by or on behalf of the Company.

SECTION 5. BANK ACCOUNTS.

The Advisor may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts. The Advisor shall, from time to time, render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

SECTION 6. RECORDS; CONFIDENTIALITY.

(a)          The Advisor shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company at any time during normal business hours upon reasonable advance notice to the Advisor.

(b)          The Advisor shall keep confidential any and all non-public information obtained in connection with the services rendered under this Agreement and shall not disclose any such information to any person, except to (i) its Affiliates, members, officers, directors, employees, agents, representatives or advisors who have a need to know such information in order to carry out their duties to the Company and who have a duty to the Advisor or to the Company to keep such information confidential, (ii) appraisers, financing sources and others in the ordinary course of the Advisor’s business for the purpose of rendering services hereunder, provided that such persons agree to keep such information confidential, (iii) in connection with any governmental or regulatory requests of the Advisor and any of its Affiliates, (iv) as required by applicable law or regulation, including any applicable disclosure requirements applicable to the Advisor and its Affiliates under securities or blue sky laws or stock exchange listing requirements, or (v) with the prior written consent of the Board of Directors.

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SECTION 7. OBLIGATIONS OF ADVISOR; RESTRICTIONS.

(a)       The Advisor shall require each seller or transferor of Investments to the Company to make such representations and warranties regarding such assets as may, in the sole judgment of the Advisor made in good faith, be necessary and appropriate. In addition, the Advisor shall take such other action as it deems necessary or appropriate with regard to the protection of the Investments.

(b)       The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) can reasonably be expected to result in the loss of the Company’s status as a REIT under the Code or (ii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary that would materially adversely affect the Company or that would otherwise not be permitted by such entity’s Governing Instruments. If the Advisor is ordered to take any such action by the Board of Directors, the Advisor shall promptly notify the Board of Directors of the Advisor’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Advisor and its Affiliates, officers and employees shall not be liable to the Company or any Subsidiary, the Board of Directors , or the Company’s or any Subsidiary’s shareholders or partners for any act or omission by the Advisor, its Affiliates, officers or employees except as provided in Section 10.

(c)       The Advisor shall at all times during the term of this Agreement (including the Original Term and any renewal term) maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by asset and investment advisors performing functions similar to those of the Advisor under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other advisors or servicers of similar assets.

SECTION 8. COMPENSATION.

(a)       The Company shall pay the Advisor an annual advisory fee (the “Advisory Fee”) equal to 0.1% of Total Asset Value, payable monthly. At the discretion of the Advisor, the Advisory Fee may be paid in shares of Common Stock or LTIP Units, the number of such shares of Common Stock or LTIP Units to be determined by dividing the Advisory Fee by the closing price of the Common Stock on the TASE or on any other national exchange or electronic quotation system on the business day prior to the day the Advisory Fee is due, rounded down to the nearest whole share or LTIP Unit. In the event that this Agreement commences on a date other than the first day of a month, or terminates on a date other than the last day of a month, the installment of the Advisory Fee payable for that month shall be prorated for the actual number of days that this Agreement is effective in that month.

The Advisor shall prepare a statement documenting the calculation of the Advisory Fee each month and shall deliver such statement to the Company and the Operating Partnership within 15 days after the end of each month. The Advisory Fee shall be paid by the Company or the Operating Partnership to the Advisor within 15 days after receipt of the statement documenting the calculation of the Advisory Fee. The Advisory Fee shall be calculated based on the Total Asset Value for each month using either publicly reported amounts (as of each fiscal quarter or fiscal year end) or using estimates prepared by the Advisor based on the accounting information of the Company and the Operating Partnership.

(b)       The Company shall pay the Advisor an acquisition fee (the “Acquisition Fee”) equal to 1.0% of the gross purchase price of each Investment completed after the date of this Agreement and, with respect to Investments made through joint ventures, 1.0% of the gross purchase price of such Investment, multiplied by the beneficial ownership interest of the Company in the joint venture. The Acquisition Fee shall be paid on the closing date of each Investment and only for Investments coordinated and managed by the Advisor, directly or indirectly through independent contractors.

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(c)       The Company shall pay the Advisor a loan coordination fee (the “Loan Fee”) equal to 1.0% of the total committed value of a Loan originated or refinanced. The Loan Fee shall be paid on the closing date of each Loan and only for Loans coordinated and managed by the Advisor, directly or indirectly through independent contractors.

(d)       To incentivize employees, officers, consultants, non-employee trustees, Affiliates or representatives of the Advisor to achieve the goals and business objectives of the Company as established by the Board of Directors, in addition to the Advisory Fee set forth above, the Board of Directors will have the authority to make recommendations of annual equity awards to the Advisor or its affiliates or directly to employees, officers, consultants, non-employee trustees, Affiliates or representatives of the Advisor, based on the achievement by the Company of certain financial or other objectives established by the Board of Directors; provided that, no equity awards by the Company to employees or officers of the Advisor shall be made without the Advisor’s prior written consent. The Company, at its option, may choose to issue such compensation in the form of equity awards in the Company or the Operating Partnership, unless and to the extent that receipt of such equity awards would adversely affect the Company’s status as a REIT, in which case, the equity awards shall be limited to equity awards in the Operating Partnership, unless and to the extent that receipt of such equity awards would adversely affect the Operating Partnership’s status as a partnership for U.S. federal income tax purposes or the Company’s status as a REIT, in which case, the grant of equity awards shall not be made. Any transfer of such equity awards at any time must comply with the transfer restrictions of the Operating Partnership’s partnership agreement or the Governing Documents of the Company, as applicable. In addition, the Advisor is entitled to receive a one-time equity grant of restricted stock units or LTIP Units, or a mixture of both, at the discretion of the Advisor, equal to up to 1.35% of the total number of shares of Common Stock and OP Units outstanding upon completion of the IPO.

(e)       Upon completion of any secondary offering of shares of Common Stock or offering of debt securities by the Company and/or its subsidiaries, the Advisor is entitled to receive an equity grant of restricted stock units or LTIP Units, or a mixture of both, at the discretion of the Advisor, equal to up to 1.35% of the gross proceeds received by the Company and/or its subsidiaries from any such offering.

SECTION 9. EXPENSES.

In addition to the compensation paid to the Advisor pursuant to Section 8, the Company shall pay all of its costs and expenses directly or reimburse the Advisor or its Affiliates for costs and expenses of the Advisor and its Affiliates incurred on behalf of the Company, including but not limited to:

(a)       Organization and Offering Expenses;

(b)       Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Investments (including the reimbursement of any acquisition expenses incurred by the Advisor and payable to third parties that are not Affiliates of the Company);

(c)       the actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor;

(d)       interest and other costs for borrowed money, including discounts, points and other similar fees;

(e)       taxes and assessments on income of the Company or Investments, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;

(f)       out-of-pocket costs associated with insurance obtained in connection with the business of the Company or by its officers or the Board of Directors;

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(g)       expenses of managing, improving, developing and operating Real Estate Assets owned by the Company, as well as expenses of other transactions relating to an Investment, including but not limited to prepayments, maturities, workouts and other settlements of Loans and other Investments;

(h)       all out-of-pocket expenses in connection with payments to the Board of Directors for attending meetings of the Board of Directors and meetings for holders of the Shares;

(i)       expenses associated with a Listing, if applicable;

(j)       expenses connected with payments of Dividends and/or Distributions;

(k)       expenses of organizing, redomesticating, converting, modifying, merging, liquidating, dissolving or terminating the Company or any subsidiary thereof or amending or revising the Articles of Incorporation of the Company or governing documents of any subsidiary;

(l)       expenses of providing services for and maintaining communications with holders of Shares or Loans, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(m)      personnel and related employment costs incurred by the Advisor or its Affiliates in performing the services described herein, including but not limited to salaries and wages, benefits and overhead of all employees directly involved in the performance of such services;

(n)       audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board of Directors or any other committee of the Board of Directors;

(o)       out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; and

(p)       all other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.

The Advisor shall prepare a statement documenting the expenses of the Company and the Operating Partnership during each month, and shall deliver such statement to the Company and the Operating Partnership within 10 days after the end of each month.

The Company shall reimburse the Advisor for expenses on a monthly basis, no later than the 15th day of such month.

SECTION 10. LIMITS OF ADVISOR RESPONSIBILITY; INDEMNIFICATION.

(a)       The Advisor assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Advisor, including as set forth in Section 7(b). The Advisor, its members, advisors, officers and employees will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s shareholders or partners for any acts or omissions by the Advisor, its Affiliates, members, advisors, officers or employees, pursuant to or in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct or gross negligence. The Company shall, to the full extent lawful, reimburse, indemnify and hold the Advisor, its Affiliates, members, advisors, officers and employees, sub-advisers and each other Person, if any, controlling the Advisor (each, an “Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) (collectively, “Losses”) in respect of or arising from any acts or omissions of such Indemnified Party made in good faith in the performance of the Advisor’s duties under this Agreement and not constituting such Indemnified Party’s bad faith, willful misconduct or gross negligence.

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(b)       The Advisor shall, to the full extent lawful, reimburse, indemnify and hold the Company, its shareholders, directors, officers and employees and each other Person, if any, controlling the Company, harmless of and from any and all Losses in respect of or arising from any acts or omissions of the Advisor constituting bad faith, willful misconduct or gross negligence.

SECTION 11. NO JOINT VENTURE.

Nothing in this Agreement shall be construed to make the Company and the Advisor partners or joint venturers or impose any liability as such on either of them.

SECTION 12. TERM; TERMINATION.

(a)         Term. Unless terminated sooner in accordance with Section 12(b)(i)(B) or 12(b)(ii), the term of this Agreement shall commence on the Effective Date . The term of this Agreement shall be in effect until the date that is seven years after the date of the consummation of the IPO (the “Original Term”). Unless terminated by the Company pursuant to Section 12(b)(i) or (ii) below, the Original Term (and each Renewal Term (as defined below)) shall renew and be extended for an additional 7-year period (each such term, a “Renewal Term”).

(b)         Termination.

(i)          Termination by the Company.

(A)       Without Cause. The Company may terminate this Agreement upon prior written notice to the Advisor (a “Termination Notice”) if, not later than 120 days prior to the end of the Original Term or any Renewal Term, a majority of the Independent Directors determines that such termination is in the best interests of the Company. A termination by the Company under this section shall require 120 days’ prior written notice from the Company to the Advisor, and shall be effective upon the later of (i) the end of the Original Term or any Renewal Term, as applicable, or (ii) the date that a Qualified Replacement Advisor has been confirmed pursuant to the provisions of Section 12(b)(iii) below.

(B)       For Cause. The Company may terminate this Agreement if (1) there is a commencement of any proceeding relating to the Advisor’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Advisor authorizing or filing a voluntary bankruptcy petition, and such proceeding or order shall remain in force or unstayed for a period of 30 days, (2) the Advisor dissolves as an entity, (3) subject to a verdict by a court of competent jurisdiction, after the exhaustion of all appeals, the Advisor commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts in a manner constituting bad faith, willful misconduct or gross negligence in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (3) are caused by an employee and/or officer of the Advisor or one of its affiliates and the Advisor takes appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Advisor’s actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this clause (3), or (4) there is a Change in Control of the Advisor, effective immediately concurrently with or within 90 days following such Change in Control of the Advisor. A termination under any of the clauses (1) through (4) above shall require 60 days’ prior written notice from the Company to the Advisor, and shall be effective on the later of (x) the date specified for termination of this Agreement in the Termination Notice, or (y) the date that a Qualified Replacement Advisor has been confirmed pursuant to the provisions of Section 12(b)(iii) below. The effective date of any termination of this Agreement under this Section 12(b)(i) shall be referred to herein as the “Termination Date”.

(ii)         Termination by the Advisor. The Advisor may terminate this Agreement (A) upon 60 days’ prior written notice to the Company in the event that the Company defaults in the performance or observance of any material term, condition or covenant contained in this Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period, or (B) upon 30 days’ prior written notice to the Company, effective immediately concurrently with or within 90 days following a Change in Control of the Company.

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(iii)         Replacement of Advisor/Qualified Replacement Advisor. Company hereby acknowledges that certain Investments and Real Property owned by the Company are or may be affected by loan agreements and secured by liens and other security agreements in favor of the lenders under such loan agreements and that, under the terms of such agreements, certain changes of control in the ownership or management of such Investments and Real Property may cause defaults under such loan agreements. Company hereby acknowledges that termination of this Agreement may trigger such defaults unless Advisor is replaced with a Qualified Replacement Advisor. Accordingly, and in order to prevent any such loan defaults and to assure an orderly transition of the delegated responsibilities and duties of Advisor to a Qualified Replacement Advisor, Company agrees that concurrently with delivery of a Termination Notice to Advisor, Company shall forward a copy of such Termination Notice to each lender having a security or other interest in any Investment or Real Property owned by subsidiaries of the Company at the address set forth for notices in any loan agreements, and include within any such letter or in a separate letter, notice of its intention to replace Advisor with a Qualified Replacement Advisor, including a resume or other information verifying that the experience and credentials of the Qualified Replacement Advisor and its principals meet the requirements for a Qualified Replacement Advisor, and further including in such letter a specimen of the advisory agreement that Company and such Qualified Replacement Advisor propose to execute effective on and as of the Termination Date. Such replacement advisory agreement shall be in substantially the same form and substance and contain substantially the same terms as those herein, shall contain terms no more favorable to the Qualified Replacement Advisor than those set forth herein as of the Termination Date, and shall provide for an annual advisory fee meeting the requirements of Section 14 herein. Each lender shall have a period of 45 days within which to (a) confirm in writing that the proposed Qualified Replacement Advisor satisfies the requirements therefor, or (b) notify the Company or its Subsidiary in writing that the proposed Qualified Replacement Advisor does not meet the requirements therefor, stating with reasonable specificity the basis for that lender’s determination; provided, however, that if a lender does not provide the confirmation or notification required by the immediately preceding clauses (a) and (b) within such forty-five (45) days, the proposed Qualified Replacement Advisor shall be deemed to have satisfied such lender’s requirements therefor. The Company shall be responsible for the payment of any lenders’ processing fees and out-of-pocket expenses incurred in connection with such lenders’ review and diligence with respect to Qualified Replacement Advisor, including reasonable fees and expenses of counsel.

(iv)       Other Obligations. On the Termination Date, Company and/or Qualified Replacement Advisor shall assume, in writing, all of the obligations arising under any contract then existing agreements between Advisor and any third parties entered into under its authority and duties under this Agreement or otherwise approved by Company, on or after the Termination Date, and either secure from the counterparty to any such agreement to its written agreement releasing Advisor from any continuing obligations under such agreement, or Company or Qualified Replacement Advisor shall indemnify, defend and hold Advisor harmless from and against any loss, liability, claims, expenses, obligations or damages arising with respect thereto, including reasonable attorney’s fees and expenses with respect thereto.

SECTION 13. TERMINATION FEE.

In the event that this Agreement is terminated by the Company without cause pursuant to Section 12(b)(i)(A) at the end of the Original Term or any Renewal Term, or by the Advisor pursuant to Section 12(b)(ii), the Company shall pay to the Advisor, on the Effective Termination Date or as promptly thereafter as practicable, a termination fee (the “Termination Fee”) equal to 2.0 times the Advisory Fee, the Acquisition Fee and the Loan Fee for the 12 full calendar months preceding the Effective Termination Date, up to a maximum of 2% of the Total Asset Value at the Effective Termination Date.

SECTION 14. Qualified Replacement Advisor.

In the event that this Agreement is terminated by the Company pursuant to Section 12(b)(i)(A) and the Company engages a Qualified Replacement Advisor, the Company shall not pay such Qualified Replacement Advisor an annual advisory fee higher than the average of the annual aggregate fees paid to the Advisor during the Original Term or any Renewal Term then in place, as applicable.

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SECTION 15. ASSIGNMENT.

(a)          Except as set forth in Section 15(b), this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Advisor, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Advisor is bound. The Advisor shall not be liable for errors or omissions of any other successor Advisor arising from and after any such assignment. In the case of any assignment, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Advisor. This Agreement shall not be assigned by the Company without the prior written consent of the Advisor.

(b)          Notwithstanding any provision of this Agreement, the Advisor may subcontract or assign any or all of its responsibilities under Section 2 to any of its Affiliates in accordance with the terms of this Agreement, and the Company hereby consents to any such assignment or subcontracting. In addition, provided that the Advisor provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Advisor under this Agreement.

SECTION 16. ACTION UPON TERMINATION.

(a)          From and after the Effective Termination Date pursuant to Section 12, the Advisor shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination, including, without limitation, any Termination Fee due in connection with such termination. On the Effective Termination Date or as promptly thereafter as practicable, the Advisor shall forthwith:

(i)       after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii)       deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(iii)       deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Advisor; provided, however, that the Advisor may retain copies of all such information.

(b)          Upon termination of this Agreement pursuant to Section 12, on the Effective Termination Date or as promptly thereafter as practicable, the Company shall forthwith:

(i)       pay over to the Advisor all compensation accruing to the date of termination, including, without limitation, any Termination Fee due in connection with such termination; and

(ii)       reimbursement the Advisor for all its expenses to which it is then entitled.

(c)          The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement. In addition, Section 9 and Section 10 shall survive the termination of this Agreement.

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SECTION 17. RELEASE OF MONEY OR OTHER PROPERTY UPON WRITTEN REQUEST.

The Advisor agrees that any money or other property of the Company or a Subsidiary thereof held by the Advisor under this Agreement shall be held by the Advisor as custodian for the Company or such Subsidiary, and the Advisor’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Advisor of a written request signed by a duly authorized officer of the Company requesting the Advisor to release to the Company or any Subsidiary any money or other property then held by the Advisor for the account of the Company or any Subsidiary under this Agreement, the Advisor shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Advisor shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s shareholders or partners for any acts performed, or omissions to act, by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the first sentence of this Section 17.

SECTION 18. NOTICES.

Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission or email against answerback, (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to the Company:

Hertz Group Realty Trust, Inc.

21860 Burbank Boulevard, Suite 300

South Woodland Hills, California 91367

Attention: General Counsel

If to the Advisor:

Hertz Group REIT Advisor LLC

21860 Burbank Boulevard, Suite 300

South Woodland Hills, California 91367

Attention: General Counsel

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

SECTION 19. BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 20. ENTIRE AGREEMENT.

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing executed by all of the parties hereto.

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SECTION 21. ARBITRATION.

(a)       Any disputes, claims or controversies arising out of or relating to this Agreement, the provision of services by the Advisor pursuant to this Agreement or the transactions contemplated hereby, including any disputes, claims or controversies brought by or on behalf of the Company or the Advisor or any holder of equity interests (which, for purposes of this Section 21, shall mean any holder of record or any beneficial owner of equity interests or any former holder of record or beneficial owner of equity interests) of the Company or the Advisor, either on his, her or its own behalf, on behalf of the Company or the Advisor or on behalf of any series or class of equity interests of the Company or Advisor or holders of any equity interests of the Company or the Advisor against the Company or the Advisor or any of their respective directors, members, officers, advisors (including the Advisor or its successor), agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement or the governing documents of the Company or the Advisor (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 21. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against the directors, officers or advisors of the Company or the Advisor and class actions by a holder of equity interests against those individuals or entities and the Company or the Advisor. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party. For purposes of this Section 21, the term “equity interest” shall mean, (i) in respect of the Company, capital stock of the Company, and (ii) in respect of the Advisor, “limited liability company interest” in the Advisor as defined in the Delaware Limited Liability Company Act.

(b)       There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration. The arbitrators may be affiliated or interested persons of the parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration. The arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA. If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and, if he/they should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)       The place of arbitration shall be Los Angeles, California, unless otherwise agreed by the parties.

(d)       There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(e)       In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the State of Maryland. Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset. Subject to Section 21(g), each party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide.

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(f)       Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Company’s or the Advisor’s, as applicable, award to the claimant or the claimant’s attorneys. Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(g)       Notwithstanding any language to the contrary in this Agreement, the Award, including but not limited to, any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of the Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, this Section 21(f) shall apply to any appeal pursuant to this Section 21 and the appeal tribunal shall not render an award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

(h)       Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 21(g), the Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon the Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(i)       This Section 21 is intended to benefit and be enforceable by the Company, the Advisor and their respective holders of equity interests, directors, officers, advisors (including the Advisor or its successor), agents or employees, and their respective successors and assigns and shall be binding upon the Company, the Advisor and their respective holders of equity interests, and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

SECTION 22. CONTROLLING LAW.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

SECTION 23. INDULGENCES, NOT WAIVERS.

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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SECTION 24. TITLES NOT TO AFFECT INTERPRETATION.

The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

SECTION 25. EXECUTION IN COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 26. PROVISIONS SEPARABLE.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

Hertz Group Realty Trust, Inc.

By:	/s/ Judah Hertz
Name: Judah Hertz
Title: CEO

OPERATING PARTNERSHIP:

Hertz Group Realty Operating Partnership, LP
By:	Hertz Group Realty Trust, Inc.,
its general partner

By:	/s/ Judah Hertz
Name: Judah Hertz
Title: CEO

ADVISOR:

Hertz Group REIT Advisor LLC

By:	/s/ Judah Hertz
Name: Judah Hertz
Title: CEO

[Signature page to Advisory Agreement]